Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES PENDING NYSE DELISTING
LL&E ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A. — Trustee	NEWS RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (November 17, 2009) — LL&E Royalty Trust (NYSE: LRT) announced today that it has received a notice from NYSE Regulation, Inc. (“NYSE Regulation”) stating that NYSE Regulation has determined that the Units of Beneficial Interest (the “Units”) in the Trust — ticker symbol LRT — should be suspended prior to the opening on Friday, November 20, 2009. The Trust expects to be trading on the Pink Sheets under a symbol yet to be determined that same day however, no assurance can be given that this will occur.
The Trust has previously announced its receipt of prior notices from the New York Stock Exchange (“NYSE”) regarding the anticipated delisting. NYSE Regulation stated that its decision was reached in view of that fact that the Units had fallen below the NYSE continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period and that the Trust had failed to cure this non-compliance within the required timeframe.
The Trust has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Application to the SEC to delist the issue is pending the completion of applicable procedures, including any appeal by the Trust of the NYSE Regulation staff’s decision; however, the Trust does not intend to appeal the staff’s decision. The NYSE may, at any time, suspend a security if it believes that continued dealings in or listing of the security on the NYSE is not advisable.
During 2006 and 2007 the Trust’s net revenues were below the minimum amounts required by the Trust’s governing documents for the continuation of the Trust. Consequently, in accordance with its governing documents, the Trust terminated effective December 31, 2007 and is required to sell its assets. The Trustee announced on October 22, 2008 that the Trustee had determined that, in light of market conditions, it was in the best interests of the Unitholders to postpone the sale of the Trust’s assets. As previously announced, on November 11, 2009, the Trust sold its interests in the south Louisiana properties described in the Trust’s public filings as the “Fee Lands.” The Trustee continues to review market conditions frequently, and intends to recommence the marketing process for the rest of the Trust’s assets as soon as practicable.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include those relating to estimates of the length of the postponement of the sale of the Trust’s assets and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (800) 852-1422 www.businesswire.com/cnn/lrt.htm